Exhibit 10.11
TENANCY AGREEMENT FOR OFFICE SPACE
and other business accommodation within the meaning of article 7:230a Civil Code
Specimen form adopted by the Council for Immoveable Property (ROZ1) in July 2003.
References to this specimen form and the use thereof are permitted only if the completed, added or divergent text is clearly identifiable as such. Any additions to or departures therefrom should preferably be included under the heading entitled “special provisions”.
The ROZ hereby excludes any liability for the prejudicial consequences of the use of the text of the specimen form.
THE UNDERSIGNED
ARTIKONA HOLDING B.V.,
Herein represented for the purposes of the law by Mr. M.M.H. Pollaert,
Having their registered office at Withulsveld 30, 6226 NV Maastricht, hereinafter called the “landlord”,

entered in the Register of Companies for:	Zuid-Limburg
under number:	14048821
turnover tax number:	NL8032.71.001.B02

AND
Oculus Innovative Sciences Netherlands B.V., whose sole shareholder is Oculus Innovative Sciences Inc., herein represented for the purposes of the law by Mr. B.J. Philippens, born in Heerlen on 26 May 1972, presently resident at Beljikensweg 42, 6438 KB Oirsbeek, and by Mr. K.S.W. Kelderman, born in Ede on 08 August 1967, presently resident at Main Street 3901, Fair Oaks CA 95628, United States of America.
hereinafter called the “tenant”,

entered in the Register of Companies for:	Zuid-Limburg
Under number:	14078738
HAVE AGREED AS FOLLOWS:
The premises intended use
1.1 The landlord hereby leases to the tenant, who takes on lease from the landlord a business complex covering approx. 450 m2 office space situated on the ground floor and a first floor, two corporate halls having dimensions of approx. 843 m2 and 327 m2 respectively, a transshipment area having dimensions of approx. 164 m2, and a parking and outdoor area (no rights may be derived from any over or under dimensions) with which the parties are sufficiently familiar, hereinafter called the “premises”2, situated at Nusterweg 123, 6136 ST Sittard, known in the Land Register as gemeente Sittard, sectie K, nummers 2765 en 2778
(= municipality of Sittard, section K, numbers 2765 and 2778). As a follow-up hereto the parties shall initial a record of delivery, which shall indicate which installations and other facilities form part of the premises and which do not and which shall also contain a description of the state of the premises, supplemented, where necessary, by photographs initialed by the parties.
1.2 The premises are intended to be used by or on behalf of the tenant exclusively for the purpose of the production of and trade in (bio-medical) products in the field of disinfection and sterilisation.
1.3 The tenant shall not, without the prior written consent of the landlord, be permitted to put the premises to any use other than that described in t.2.
1.4 Floors may not be subjected to loads greater than 4,000 kg/m2.
Conditions

[1]	Raad voor Onroerende Zaaken.

[2]	Literally the premises leased.

2.1 This agreement shall include the “GENERAL PROVISIONS FOR TENANCY AGREEMENT FOR OFFICE SPACE” and other business accommodation within the meaning of article 7:230A Civil Code, as filed with the Registry of the Court of The Hague on 11th July 2003 and entered there under number 72/2033, hereinafter called the “general provisions”. The parties are familiar with the contents of these general provisions. The tenant and the landlord have each received a copy of the general provisions.
2.2 The general provisions to which reference is made in 2.1, shall be applicable, save to the extent that this agreement contains any express departure therefrom or the application thereof in respect of the premises is not possible.
Duration, prolongation and termination
3.1 This agreement is concluded for a term of 5 years commencing on 01 February 2004 and shall run up to and including 31 January 2009 (see also special provisions article 8.1).
3.2 After the expiration of the period mentioned in 3.1 this agreement shall be continued for a subsequent period of 5 years, hence up to and including 31 January 2014. Thereafter this agreement shall be continued for subsequent periods of 5 years.
3.3 The ending of this agreement shall take place by means of notice of termination to take effect at the end of a tenancy period subject to a period of notice of at least one year.
3.4 Notice of termination must be served by bailiff’s summons or by registered letter.
Rent, turnover tax, adjustment of rent, payment obligation, payment period
4.1 The initial rent for the premises shall amount on an annual basis to €75,000. In words: seventy five thousand euros.
4.2 The parties hereby agree that the landlord will charge turnover tax on the rent. In the event that no tenancy subject to turnover tax is agreed, the tenant shall, in addition to the rent, be liable to the landlord for a separate payment by way of compensation for the detriment suffered, or at some future date to be suffered, by the landlord or his successor(s) at law as a result of the fact that the turnover tax on the landlord’s investments and operating costs are not (or may no longer be) deductible.
4.3 In the event that the parties have agreed on a tenancy subject to turnover tax, the tenant and the landlord shall make use of the opportunity afforded them on the basis of Communication 45 Decree of 24 March 1999, no. VB 99/571 to waive the submission of a joint option application for a tenancy subject to turnover tax. By the signing of the tenancy agreement the tenant hereby also declares in favour of the landlord’s successor(s) at law that he permanently uses or shall caused to be used the premises for purposes for which there exists a full or virtually full right to the deduction of turnover tax on the basis of article 15 1968 Turnover Tax Law.
4.4 The tenant’s financial year runs from 01 January to 31 December inclusive.
4.5 The rent shall be adjusted annually on 01 February, and for the first time with effect from 01 February 2005, in accordance with the provisions of 9.1 to 9.4 inclusive general provisions.
4.6 The remuneration payable by the tenant for additional supplies and services provided by or on behalf of the landlord shall be determined in accordance with 16 general provisions. This remuneration shall be subject to a system of advance payments with subsequent set-offs as indicated therein. N/A.
4.7.1 The tenant’s payment obligation shall consist of:
-	the rent;

-	the turnover tax payable on the rent;
4.7.2 The tenant will no longer be liable for turnover tax on the rent if the premises may no longer be leased subject to turnover tax, even though the parties had agreed thereon. In the event that this is the case, the payments mentioned in 19.3.a general provisions shall replace the turnover tax and the payment mentioned in 19.3.a(1) shall be determined in advance at 5% of the current rent.
4.8 In respect of each payment period of one (1) calendar month, and upon the commencement of the tenancy agreement:

-	the rent shall amount to:	€6,250.—

total		€6,250.—
In words: six thousand two hundred and fifty euros.
4.9 Having regard to the commencing date of the tenancy, the tenant’s first payment shall refer to the period February 2004 and the sum owed for this first period shall be €6,250.— (see also special provisions article 8.2). This sum shall be exclusive of turnover tax. The tenant shall pay this sum on or before 01 February 2004.

4.10 The periodic payments to be made by the tenant to the landlord under this tenancy agreement, as described in 4.8, shall be payable in advance as a single sum in euros and must have been made in full on or before the first day of the period to which the payments refer.
4.11 Save where otherwise mentioned, all amounts in this tenancy agreement and the general provisions forming part thereof shall be exclusive of turnover tax.
Supplies and services
5. The additional supplies and services to be provided by or on behalf of the landlord are hereby agreed by the parties to be as follows:
N/A.
Banker’s guarantee
6. The amount of the banker’s guarantee mentioned in 12.1 general provisions is hereby fixed by the parties at €20,000.—, in words twenty thousand euros.
Administrator
7.1 Until such time as the landlord advises otherwise, the landlord shall act as administrator.
7.2 Save where otherwise agreed in writing, the tenant must consult with the administrator with regard to the contents and all further matters concerning this tenancy agreement.
Special provisions
8.1 The parties hereby agree that the tenant and landlord may, on one single occasion, viz 31 January 2007, bring this tenancy agreement to an end without the incurring of any costs and without giving any reason in the manner described in article 3.3 and 3.4 of this present agreement.
8.2 In the first year (01 February 2004 to 31 January 2005 inclusive) the parties shall agree on a reduction in the rent of €10,000.-, in words: ten thousand euros, which shall be accounted for on a monthly basis. As a departure from the provisions of articles 4.8 and 4.9, the (monthly) rent during the first year shall, therefore, come to €5,416.67 euros, excluding VAT, payable for the first time on 01 February 2004. For the second year (01 February 2005 to 31 January 2006 inclusive) the parties shall agree on a reduction in the rent of €5,000.—, in words: five thousand euros, which shall be accounted for in the same way as described above. With effect from 01 February 2006 the tenant must pay to the landlord the then applicable (index-linked) rent without deduction.
8.3 The tenant is aware of the fact that in the rearmost corporate hall (of a dimension of approx. 327 m2 and sufficiently known to the parties) an installation has been erected which belongs to the landlord. The landlord will have removed such installation from the hall by the latest 31 March 2004. Until the aforementioned date (31-03-2004) the landlord shall retain right of unimpeded access to the aforementioned hall for the purpose of demolishing/ removing the said installation. The landlord will retain in this matter the full responsibility and risk for this rearmost hall. The parties hereby further agree in this matter that the tenant will furthermore in no way be held liable for any damage resulting from the possible claims. The parties shall in this matter exercise reasonableness and fairness.
8.4 If, by operation of law, the tenant fails to obtain an environmental permit to conduct on the premises those activities described in article 1.2, he may by the latest 01 April 2004 rescind this present tenancy agreement entirely free of charge and without the intervention of the courts.
8.5 The landlord hereby grants the tenant permission, for the account and risk of the latter, to affix advertising signs to the outside of the premises, provided always that this does not lead to damage to the premises! In this respect the tenant must abide by any possible regulations derived from the law or imposed by the authorities.
8.6 In respect of the alarm and video system the parties hereby expressly agree that, after the initial delivery, all costs of replacement, adjustments, maintenance, renewal etc. shall be for the account and risk of the tenant.
8.7 The parties hereby agree that the keys will be handed over as soon as the following conditions have been observed:
-	contracts have been duly signed by the parties;

-	the banker’s guarantee has been received by the landlord;

-	the first rent has been received by the landlord.
8.8 With regard to the obtaining of the required environmental permit, the parties hereby agree that the landlord (insofar as this has reference to the landlord) will afford the tenant his co-operation to this end in the widest sense of the word. Any possible costs resulting herefrom shall be for the tenant’s account!
8.9 As a departure from the general provisions, the parties hereby agree that subletting by the tenant to a business affiliated to the tenant shall be permitted, provided always that the tenant in this present case shall remain fully liable in this matter as a principal tenant in respect of all matters stipulated in the present agreement. The tenant shall inform the landlord in writing of the foregoing.
8.10 As a departure from the stipulations of the attached general provisions, the parties hereby agree as follows:
Article 6.2:
This shall be read as follows: “The tenant and landlord shall act in accordance with the provisions etc.” and at the end of the article shall be added the words: “insofar as these are covered by the tenant’s responsibility”.
Article 6.4:
The word “joint” is deleted.
Article 6.8.1 to 6.8.3 inclusive:
As a follow-up to the provisions of the aforementioned articles, the parties hereby agree that any possible costs resulting from pollution etc. in relation to the premises, may only be imputed to the tenant if they have been caused by the tenant and/or the conduct of his business.
Article 21:
The first sentence is replaced by: In the event that various (natural or juridical) persons have committed themselves as tenant/landlord, they shall in all cases be severally and each one of them liable for the whole vis-à-vis the landlord/tenant for all engagements flowing from the tenancy agreement.
Article 22.2 + 22.3
The words “serious” and “gross” are deleted.
Thus drawn up and signed in triplicate.

Place Date	Place Date
ARTIKONA HOLDING B.V.	Oculus Innovative Sciences Netherlands B.V.

Mr. M. Pollaert ( signature )	Mr. B.J. Philippens ( signature )

Mr. K.S.W. Kelderman ( signature )
Annexes:
-	general provisions ROZ offices

-	record of delivery

-	declaration in favour of tenancy subject to tax

-	baker’s guarantee
Separate signature(s) of tenant(s) for receipt of his/their own copy of the “GENERAL PROVISIONS FOR TENANCY AGREEMENT FOR OFFICE SPACE” and other business accommodations within the meaning of article :230a Civil Code as mentioned in 2.1.

Oculus Innovative Sciences Netherlands B.V.

Mr. B.J. Philippens
( signature )

Mr. K.S.W. Kelderman ( signature )

Landlord’s initials	Tenant’s initials

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